MoonLake Immunotherapeutics Reports Third Quarter 2025 Financial Results and Announces New Data from Clinical Trials of its Nanobody® Sonelokimab

•Ended the third quarter with $380.5 million in cash, cash equivalents and short-term marketable debt securities which, together with funds from a previously announced debt-facility, are expected to provide runway into the second half of 2027
•Reported results of its Phase 2 LEDA clinical trial in Palmoplantar Pustulosis (PPP) where sonelokimab (SLK) demonstrated clinically meaningful and statistically significant benefit
•Reported an interim analysis of the long-term data from the VELA-1 and VELA-2 clinical trials in adults with Hidradenitis Suppurativa (HS), as well as an interim analysis of its VELA-TEEN clinical trial in adolescent HS, demonstrating the potential and competitive benefit of SLK in these patient populations
•Confirmed a Type B meeting with the U.S. Food and Drug Administration (FDA), scheduled to be held on December 15, 2025, to discuss adequacy of the current clinical evidence package of SLK in HS to support a Biologics License Application (BLA)
•Other clinical trials of SLK progressing well and expected to support a catalyst-rich roadmap over the next 12 months, including data releases from the Phase 2 S-OLARIS trial in Axial Spondyloarthritis (axSpA) and the Phase 3 IZAR trials in Psoriatic Arthritis (PsA)

ZUG, Switzerland, November 5, 2025 – MoonLake Immunotherapeutics (NASDAQ: MLTX) (“MoonLake” or the “Company”), a clinical-stage biotechnology company focused on creating next-level therapies for inflammatory diseases, today announced its financial results for the third quarter of 2025.
As of September 30, 2025, MoonLake held cash, cash equivalents and short-term marketable debt securities of $380.5 million. The Company expects its cash, cash equivalents and short-term marketable securities, together with committed capital under a previously announced debt facility with Hercules Capital, to be sufficient to fund its operating expenses and capital expenditure requirements into the second half of 2027. Research and development expenses for the quarter ended September 30, 2025, were $60.6 million, compared to $49.8 million in the previous quarter. The increase of $10.8 million was driven by increases in expenses with contract research organizations and contract manufacturing organizations, as well as consulting expenses and personnel-related costs, all to support the further ramp-up of MoonLake's clinical trials and preparations for the anticipated submission of the BLA for sonelokimab in the third quarter of 2026. General and administrative expenses for the quarter ended September 30, 2025 were $10.8 million, similar to the $10.9 million incurred in the previous quarter.
The Company today also released new data from multiple clinical trials of its Nanobody® SLK:
In the Phase 2 LEDA clinical trial in PPP, SLK demonstrated clinically meaningful and statistically significant benefit. Patients treated with SLK achieved a mean percent change from baseline in the Palmoplantar Pustular Psoriasis Area and Severity Index (PPPASI) of 64% at week 16, and 39% of patients achieved a ≥75% reduction in the PPPASI (PPPASI75), suggesting that SLK could provide clinically meaningful improvements in this disease for which there are currently no approved therapies. The safety profile of SLK in the LEDA trial was consistent with previous trials with no new safety signals detected. The Company expects to commence a Phase 3 clinical trial in PPP in Q3 2026.
An interim analysis of long-term data from MoonLake's Phase 3 clinical trials in adult patients with HS, the VELA-1 and VELA-2 trials, SLK demonstrates continuous clinical improvement and potentially competitive advantages beyond the week 16 primary endpoint. The Company confirmed a Type B meeting with the FDA, which is scheduled to be held on December 15, 2025, to discuss adequacy of the current clinical evidence package of SLK in HS to support a Biologics License Application (BLA).

An interim analysis of the VELA-TEEN clinical trial, a Phase 3 study of SLK in adolescent HS patients, showed that 46% of patients achieved a HiSCR75 response at week 16 (n=11). The trial is expected to enroll a total of 30-35 patients and topline results are expected to become available in 2026. The data is expected to be part of MoonLake's BLA submission.
A presentation including the new clinical data for SLK is available at https://ir.moonlaketx.com.

Important upcoming anticipated milestones for MoonLake:
•December 15, 2025: Type B meeting with the FDA (minutes expected within following 30 days)

•Q1 2026: Primary endpoint readout of the Phase 2 S-OLARIS trial in axSpA
•Q2 2026: 52 weeks data of the VELA-1 and VELA-2 trials in HS
•Q2 2026: Primary endpoint readout of the Phase 3 IZAR-1 trial in PsA
•Q2 2026: Primary endpoint readout of Phase 3 VELA-TEEN trial in adolescent HS
•Q3 2026: Initiate Phase 3 trial in PPP
•Q3/Q4 2026: Submission of a BLA
•H2 2026: Primary endpoint readout of the Phase 3 IZAR-2 trial in PsA

-Ends-

About MoonLake Immunotherapeutics
MoonLake Immunotherapeutics is a clinical-stage biopharmaceutical company unlocking the potential of sonelokimab, a novel investigational Nanobody® for the treatment of inflammatory disease, to revolutionize outcomes for patients. Sonelokimab inhibits IL-17A and IL-17F by inhibiting the IL-17A/A, IL-17A/F, and IL-17F/F dimers that drive inflammation. The Company’s focus is on inflammatory diseases with a major unmet need, including hidradenitis suppurativa, psoriatic arthritis, axial spondyloarthritis and palmoplantar pustulosis – conditions affecting millions of people worldwide with a large need for improved treatment options. MoonLake was founded in 2021 and is headquartered in Zug, Switzerland. Further information is available at www.moonlaketx.com.

About Nanobodies®
Nanobodies® represent a new generation of antibody-derived targeted therapies. They consist of one or more domains based on the small antigen-binding variable regions of heavy-chain-only antibodies (VHH). Nanobodies® have a number of potential advantages over traditional antibodies, including their small size, enhanced tissue penetration, resistance to temperature changes, ease of manufacturing, and their ability to be designed into multivalent therapeutic molecules with bespoke target combinations.

The terms Nanobody® and Nanobodies® are trademarks of Ablynx, a Sanofi company.

About Sonelokimab
Sonelokimab (M1095) is an investigational ~40 kDa humanized Nanobody® consisting of three VHHs covalently linked by flexible glycine-serine spacers. With two domains, sonelokimab selectively binds with high affinity to IL-17A and IL-17F, thereby inhibiting the IL-17A/A, IL-17A/F, and IL-17F/F dimers. A third central domain binds to human albumin, facilitating further enrichment of sonelokimab at sites of inflammatory edema.

Sonelokimab is being assessed in two lead indications, hidradenitis suppurativa (HS) and psoriatic arthritis (PsA), and the Company is pursuing other indications in dermatology and rheumatology, including adolescent HS, palmoplantar pustulosis (PPP) and axial spondyloarthritis (axSpA).

For adults with HS, sonelokimab is being assessed in two identical Phase 3 trials, the VELA-1 and VELA-2 trials, using the higher clinical response level of HS Clinical Response (HiSCR) 75 as the primary endpoint, which defines a response as an at least 75% reduction in abscess and inflammatory nodule count, with no increase from baseline in abscess or draining tunnel count. In September 2025, we announced primary endpoint data from the VELA-1 and VELA-2 clinical trials. In the combined VELA program, patients treated with SLK experienced a clinically meaningful and statistically significant improvement across all primary and key secondary endpoints using both pre-specified strategies (p<0.001). In VELA-1, SLK achieved statistical significance for all primary and key secondary endpoints using both pre-specified strategies (HiSCR75, delta to placebo of 17%, p<0.001). In VELA-2, intercurrent events in the higher-than-expected placebo arm precluded the study from achieving statistical significance in the week 16 primary endpoint using the composite strategy (HiSCR75, delta to placebo of 9%, p=0.053). From week 16, all patients are expected to continue to receive the 120mg dose of SLK through to 48 weeks, with a last assessment planned at week 52, followed by an open-label extension for up to two years. The safety profile of sonelokimab in the VELA trials was consistent with previous trials with no new safety signals detected.

Sonelokimab is currently undergoing evaluation in the VELA-TEEN Phase 3 trial, which is the first clinical study specifically focused on adolescent patients with moderate-to-severe HS.

For PsA, sonelokimab is being assessed in the Phase 3 trials, IZAR-1 and IZAR-2, following the announcement in March 2024 of the full dataset from the global Phase 2 ARGO trial (M1095-PSA-201) evaluating the efficacy and safety of the Nanobody® sonelokimab over 24 weeks in patients with active PsA. Significant improvements were observed across all key outcomes, including approximately 60% of patients treated with sonelokimab achieving an American College of Rheumatology (ACR) 50 response and Minimal Disease Activity (MDA) at week 24. This followed the positive top-line results in November 2023, where the trial met its primary endpoint with a statistically significant greater proportion of patients treated with either sonelokimab 60mg or 120mg (with induction) achieving an ACR50 response compared to those on placebo at week 12. All key secondary endpoints in the trial were met for the 60mg and 120mg doses with induction. The safety profile of sonelokimab in the ARGO trial was consistent with previous trials with no new safety signals detected.

Sonelokimab is also being assessed in the Phase 2 LEDA trial, which is ongoing for PPP, a debilitating inflammatory skin condition affecting a significant number of patients.

Additionally, Sonelokimab is being assessed in the ongoing Phase 2 S-OLARIS and P-OLARIS trials for active axSpA and PsA, respectively. Both trials features an innovative design complementing traditional clinical outcomes with cellular imaging techniques.

Sonelokimab has also been assessed in a randomized, placebo-controlled third-party Phase 2b trial (NCT03384745) in 313 patients with moderate-to-severe plaque-type psoriasis. High threshold clinical responses (Investigator’s Global Assessment Score 0 or 1, and Psoriasis Area and Severity Index 90/100) were observed in patients with moderate-to-severe plaque-type psoriasis. Sonelokimab was generally well tolerated, with a safety profile similar to the active control, secukinumab (Papp KA, et al. Lancet. 2021; 397:1564-1575).

In an earlier third-party Phase 1 trial in patients with moderate-to-severe plaque-type psoriasis, sonelokimab has been shown to decrease (to normal skin levels) the cutaneous gene expression of pro-inflammatory cytokines and chemokines (Svecova D. J Am Acad Dermatol. 2019;81:196–203).

About the VELA program
The Phase 3 VELA program has enrolled over 800 patients across VELA-1 and VELA-2. Both global, randomized, double-blind, and placebo-controlled trials are identical in design evaluating the efficacy and safety of the Nanobody® sonelokimab, administered subcutaneously, in adult patients with active moderate-to-severe hidradenitis suppurativa. Similar to the design of the landmark Phase 2 MIRA trial, the primary endpoint is the percentage of participants achieving Hidradenitis Suppurativa Clinical Response (HiSCR) 75, defined as a ≥75% reduction in total abscess and inflammatory nodule (AN) count with no increase in abscess or draining tunnel count relative to baseline. The trials also evaluate a number of secondary endpoints, including the proportion of patients achieving HiSCR50, the change from baseline in International Hidradenitis Suppurativa Severity Score System (IHS4), the proportion of patients achieving a Dermatology Life Quality Index (DLQI) total reduction of ≥4, the proportion of patients achieving at least 50% reduction from baseline in Numerical Rating Scale (NRS50) in the Patient’s Global Assessment of Skin Pain (PGA Skin Pain) and complete resolution of Draining Tunnels (DT100). The VELA protocols and statistical analysis plans were prepared in accordance with regulatory agency advice and include two analysis strategies. The composite strategy for the VELA trials (also referred to as the primary estimand) is the primary statistical analysis. The protocol specifies the treatment policy strategy as the alternative method of handling intercurrent events to test the robustness of the VELA data. The trials compare a single 120mg dose of sonelokimab to placebo with HiSCR75 reading out at week 16. Results of the week 16 data were announced in September 2025. Further details are available under NCT06411899 and NCT06411379 at www.clinicaltrials.gov.

About the VELA-TEEN trial

The Phase 3 VELA-TEEN trial is an open-label, single-arm trial designed to evaluate sonelokimab 120mg administered subcutaneously once every two weeks (Q2W) until week six and once every four weeks (Q4W) from week eight onwards. The trial aims to enroll 30-35 adolescents, aged 12-17, with moderate-to-severe hidradenitis suppurativa, from U.S. sites experienced in clinical trials and pediatric dermatology. The primary trial phase will be 24 weeks with a primary endpoint evaluating the pharmacokinetics, safety, and tolerability of sonelokimab. VELA-TEEN will also evaluate several secondary endpoints, including the proportion of patients achieving the higher clinical response measure of the Hidradenitis Suppurativa Clinical Response Score (HiSCR) 75, in addition to HiSCR50. Other outcomes are the change from baseline in the International Hidradenitis Suppurativa Severity Score System (IHS4), which includes the quantitative measure of draining tunnels, and the proportion of patients achieving a meaningful reduction of the Children’s Dermatology Life Quality Index (CDLQI) and the Patients Global Assessment of Skin Pain (PGA Skin Pain). Further details are available under NCT06768671 at www.clinicaltrials.gov.

About Hidradenitis Suppurativa
Hidradenitis suppurativa (HS) is a severely debilitating chronic skin condition resulting in irreversible tissue destruction. HS manifests as painful inflammatory skin lesions, typically around the armpits, groin, and buttocks. Over time, uncontrolled and inadequately treated inflammation can result in irreversible tissue destruction and scarring. The disease affects an estimated 2% of the population, with three times more females affected than males. Real-world data in the United States indicates that at least 2 million unique patients have been diagnosed with and treated for HS between 2016 and 2023 alone, highlighting a significant unmet need and impact on healthcare systems, and a market opportunity projected to reach $15bn by 2035. Onset typically occurs in early adulthood and HS has a profound negative impact on quality of life, with a higher morbidity than other dermatologic conditions. There is increasing scientific evidence to support IL-17A- and IL-17F-mediated inflammation as a key driver of the pathogenesis of HS, with other identified risk factors including genetics, cigarette smoking, and obesity.

About the IZAR Program
IZAR-1 (NCT06641076) and IZAR-2 (NCT06641089) are global, randomized, double-blind, placebo-controlled Phase 3 trials designed to evaluate the efficacy and safety of sonelokimab compared with placebo in a total of approximately 1,500 adults with active psoriatic arthritis (PsA), with a primary endpoint of superiority to placebo in American College of Rheumatology (ACR) 50 response at Week 16. IZAR-1 is expected to enroll biologic-naïve patients and include an evaluation of radiographic progression, while IZAR-2 is expected to enroll patients with an inadequate response to tumor necrosis factor-α inhibitors (TNF-IR) — reflecting patients commonly seen in clinical practice — and is the first PsA trial to include a risankizumab active reference arm. Both trials will also assess a range of secondary endpoints reflecting the multiple disease manifestations characteristic of PsA. These include skin and nail outcomes, multidomain outcomes, and patient-reported outcome measures such as pain and quality of life assessments. Further details are available under NCT06641076 and NCT06641089 at www.clinicaltrials.gov.

About Psoriatic Arthritis
Psoriatic arthritis (PsA) is a chronic, progressive and complex inflammatory disease that manifests across multiple domains, leading to substantial functional impairment and decreased quality of life. The clinical features of PsA are diverse, comprising both musculoskeletal (peripheral arthritis, spondylitis, dactylitis, and enthesitis) and non-musculoskeletal (skin and nail disease) domains. PsA occurs in up to 30% of patients with psoriasis, most commonly those aged between 30 and 60 years. Although the exact mechanism of disease is not fully understood, evidence suggests that activation of the IL-17 pathway plays an important role in the disease pathophysiology.

About the S-OLARIS trial
S-OLARIS is an open-label Phase 2 proof-of-concept trial aiming to investigate sonelokimab 60mg administered subcutaneously in approximately 25 patients with active axial spondyloarthritis (axSpA). The primary endpoint is the change from baseline (CfB) at week 12 in the uptake of 18F-NaF in the sacroiliac joints and spine using PET in combination with MRI imaging. Throughout the trial, several other endpoints will be assessed including established clinical disease activity outcomes (e.g., ASAS), scores related to physical function, spinal mobility, and enthesitis as well as patient reported outcomes. The trial also includes an exploratory peripheral blood and tissue biomarker program.

About Axial Spondyloarthritis
Axial Spondyloarthritis (axSpA) typically impacts young people, with diagnosis based on chronic inflammatory back pain lasting more than three months with onset under 45 years of age. Advanced disease can lead to progressive and pathologic bone formation and joint fusion, severely limiting spinal mobility. Global reported prevalence of axSpA ranges from 0.5% to 1.5%. AxSpA can be categorized by disease progression into two subtypes: non-radiographic axSpA and ankylosing spondylitis (AS), also known as radiographic axSpA, which is diagnosed based on radiographic evidence of structural changes to the sacroiliac joints. Patients with axSpA experience fatigue, persistent morning stiffness, and pain that worsens at night and can disrupt sleep. Many patients also face the burden of comorbidities such as psoriatic arthritis and psoriasis. Studies have found elevated IL-17 levels in the blood and synovial fluid of patients with axSpA, and IL-17A and IL-17F are both thought to be key contributors to pathogenesis across the spondyloarthropathies.

About the LEDA Trial
The LEDA trial is a Phase 2 trial designed to evaluate the efficacy and safety of sonelokimab 120mg administered subcutaneously in adult patients with palmoplantar pustulosis (PPP). The primary endpoint of the trial is percent change from baseline in Palmoplantar Psoriasis Area and Severity Index (ppPASI) with important secondary endpoints including ppPASI75 (at least 75% improvement in the ppPASI). The LEDA trial features an innovative translational research program using peripheral blood and tissue biomarkers as trial controls.

The trial design has been informed by previous successful studies of sonelokimab, including the landmark Phase 2 MIRA trial in hidradenitis suppurativa, which identified the optimal dosing and demonstrated the potential of sonelokimab to target deep tissue inflammation effectively.

About Palmoplantar Pustulosis
Palmoplantar Pustulosis (PPP) is characterized by the development of blister-like pustules within erythematous, scaly plaques on the palms and the soles of the feet. PPP typically develops in adulthood, more frequently impacts females. Patients frequently experience significant pain, burning, and itching sensations on the palms and soles of the feet which can be debilitating and impair their ability to work, sleep, or perform other activities of daily living. Currently, the treatment of PPP is challenging with a significant unmet need for novel therapies to reduce the symptom burden for patients. Evidence suggests that activation of the IL-17 pathway has an important role in disease pathophysiology.

Cautionary Statement Regarding Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding MoonLake’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the anticipated timing of clinical trials and timing of the results from those trials, the anticipated timing of filing of a BLA in the United States; outcomes of discussions with regulatory authorities, the efficacy and safety of sonelokimab for the treatment of adult HS, adolescent HS, axSpA, PsA and PPP, including in comparison to existing standards or care or other competing therapies, clinical trials and research and development programs; potential market opportunities for sonelokimab; and MoonLake’s anticipated cash position. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking.

Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by MoonLake and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that interim data analyses conducted prior to database lock and based on a limited number of patients having reached the relevant time point are not consistent with final data, risks and uncertainties associated with MoonLake’s business in general and limited operating history, difficulty enrolling patients in clinical trials, state and federal healthcare reform measures that could result in reduced demand for MoonLake’s product candidates and reliance on third parties to conduct and support its preclinical studies and clinical trials and the other risks described in or incorporated by reference into MoonLake’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the Securities and Exchange Commission.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. MoonLake does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based.

Contacts:

MoonLake Immunotherapeutics Media & Investors Relations
ir@moonlaketx.com

ICR Healthcare
Mary-Jane Elliott, Namrata Taak, Ashley Tapp
Tel: +44 (0) 20 3709 5700
MoonLake@ICRHealthcare.com

MOONLAKE IMMUNOTHERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2025 (Unaudited)	June 30, 2025 (Unaudited)
Assets
Current assets
Cash and cash equivalents	$350,736	$306,681
Short-term marketable debt securities	29,743	118,402
Other receivables	4,022	3,409
Prepaid expenses	26,714	26,989
Total current assets	411,215	455,481

Non-current assets
Operating lease right-of-use assets	1,911	2,251
Property and equipment, net	622	667
Other non-current assets	587	1,697
Total non-current assets	3,120	4,615
Total assets	$414,335	$460,096

Liabilities and Equity
Current liabilities
Trade and other payables	$25,282	$17,079
Accrued expenses and other current liabilities	21,587	8,732
Short-term portion of operating lease liabilities	1,499	1,550
Total current liabilities	48,368	27,361

Non-current liabilities
Long-term debt	73,741	73,381
Long-term portion of operating lease liabilities	486	836
Pension liability	549	574
Total non-current liabilities	74,776	74,791
Total liabilities	123,144	102,152

Shareholders' equity
Class A Ordinary Shares: $0.0001 par value per share; 500,000,000 shares authorized; 63,704,544 shares issued and outstanding as of September 30, 2025; 63,474,253 shares issued and outstanding as of June 30, 2025	6	6
Class C Ordinary Shares: $0.0001 par value per share; 100,000,000 shares authorized; 526,178 shares issued and outstanding as of September 30, 2025; 729,320 shares issued and outstanding as of June 30, 2025	—	—
Additional paid-in capital	689,108	683,962
Accumulated deficit	(400,486)	(330,757)
Accumulated other comprehensive income	278	520
Total shareholders’ equity	288,906	353,731
Noncontrolling interests	2,285	4,213
Total equity	291,191	357,944
Total liabilities and equity	$414,335	$460,096

MOONLAKE IMMUNOTHERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

(in thousands, except share and per share data)	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025
Operating expenses
Research and development	$(60,635)	$(49,762)
General and administrative	(10,799)	(10,936)
Total operating expenses	(71,434)	(60,698)
Operating loss	(71,434)	(60,698)

Interest expense	(3,198)	(2,037)
Other income, net	4,053	6,779
Loss before income tax	(70,579)	(55,956)

Income tax expense	(115)	(95)
Net loss	$(70,694)	$(56,051)
Of which: net loss attributable to controlling interests shareholders	(69,729)	(55,220)
Of which: net loss attributable to noncontrolling interests shareholders	(965)	(831)

Net unrealized loss on marketable securities and short-term investments	(255)	(1,908)
Actuarial gain on employee benefit plans	8	13
Other comprehensive loss	(247)	(1,895)
Comprehensive loss	$(70,941)	$(57,946)
Comprehensive loss attributable to controlling interests shareholders	(69,972)	(57,087)
Comprehensive loss attributable to noncontrolling interests	(969)	(859)

Weighted-average number of Class A Ordinary Shares, basic and diluted	63,369,984	63,282,728
Basic and diluted net loss per share attributable to controlling interests shareholders	$(1.10)	$(0.87)